Exhibit 97.1
PERFORMANT FINANCIAL CORPORATION
INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY
1.Purpose
The Board of Directors (the “Board”) of Performant Financial Corporation, a Delaware corporation (the “Company”), has adopted this Incentive-Based Compensation Recoupment Policy (this “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq Listing Rule 5608. This Policy provides for the Company’s recoupment of Incentive-Based Compensation paid erroneously to Covered Executives in the event of a Restatement. Capitalized terms not otherwise defined herein will have the meanings set forth in Section 11.
2.Administration
This Policy will be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board, in which case references herein to the Board will be deemed references to the Compensation Committee of the Board.
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Subject to any limitation under applicable law, the Board may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). This Policy will be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission (the “SEC”), and any national securities exchange on which the Company’s securities are listed. Any determinations made by the Board will be final and binding on all affected individuals.
3.Recoupment of Incentive-Based Compensation
In the event the Company is required to prepare a Restatement, the Company will require that the Covered Executive forfeit, promptly repay to the Company, or offset, on a pre-tax basis, the full amount of the excess of: (a) the amount of any Incentive-Based Compensation received by the Covered Executive during the Clawback Period that was calculated based on the erroneous data in the original financial statements that were subsequently restated over (b) the amount of such Incentive-Based Compensation to which the Covered Executive would have been entitled to receive based on the restated financial statements (such excess amount, the “Recoverable Incentive-Based Compensation”).
In the case of compensation based on stock price or total shareholder return, the amount subject to recoupment will be based on a reasonable estimate of the effect of the Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received.
Such recoupment will apply on a “no-fault” basis—that is, regardless of whether a Covered Executive engaged in misconduct or was directly or indirectly responsible for the Restatement. In addition, the Company’s obligation to recoup Recoverable Incentive-Based Compensation is not dependent on if or when restated financial statements are filed with the SEC.

4.Recoupment Methods
Subject to Section 3, the Board will determine, in its sole discretion, the timing and method or methods for recouping Recoverable Incentive-Based Compensation pursuant to this Policy. The Board will have no obligation to apply the same method of recoupment to each affected Covered Employee in connection with any Restatement.
Except as provided in Section 5, in no event may the Company accept an amount that is less than the amount of Recoverable Incentive-Based Compensation in satisfaction of the Covered Executive’s obligations under this Policy. To the extent that a Covered Executive fails to repay all Recoverable Incentive-Based Compensation to the Company when due, the Company will take all actions reasonable and appropriate to recover such amounts.

5.Exceptions to Recovery for Impracticability
The Company will recover any Recoverable Incentive-Based Compensation unless such recovery would be impracticable, as determined in good faith by either the Compensation Committee of the Board or a majority of the independent directors serving on the Board in accordance with Rule 10D-1 of the Exchange Act and applicable securities exchange rules.
Specifically, no recovery will be required pursuant to this Policy if: (a) the direct expense paid to a third-party to assist in enforcing this Policy would exceed the amount of the Recoverable Incentive-Based Compensation and the Company (i) makes a reasonable attempt to recover the Recoverable Incentive-Based Compensation and (ii) documents such reasonable attempts, which documentation will be provided to the national securities exchange on which the Company’s securities are then listed, or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
6.Notice and Acknowledgment
The Company will provide notice of this Policy to each Covered Executive and shall solicit from each Covered Executive signed acknowledgment of, and agreement to, this Policy in substantially the form attached hereto as Exhibit A. In addition, before the Company takes any action to seek recovery of Recoverable Incentive-Based Compensation pursuant to this Policy or any other action provided for hereunder against a Covered Executive, the Company will provide notice of such clawback or other action to the Covered Executive. Notwithstanding anything to the contrary contained herein, the Company’s failure to provide notice to or receive acknowledgment from a Covered Executive will have no impact on the applicability or enforceability of this Policy against such Covered Executive.
7.Other Recoupment Rights
Any rights or remedies under this Policy are in addition to, and not in lieu of, any other rights or remedies that the Company may have pursuant to the terms of any other policy of the Company or any provision in any compensatory plan or arrangement, employment agreement, equity award agreement, or similar plan, agreement or arrangement, and any other legal rights and remedies available to the Company, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities.

8.Amendment
The Board may amend this Policy from time to time in its discretion, and will amend this Policy as it deems necessary to reflect the regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed.
9.No Indemnification or Reimbursement
Neither the Company nor any of its affiliates will: (a) indemnify any Covered Executive against the loss of any incorrectly awarded Incentive-Based Compensation or (b) pay or reimburse any Covered Executive for premiums incurred or paid for any insurance policy to fund such Covered Executive’s potential recovery obligations.
10.Effective Date
This Policy was adopted by the Company on November 2, 2023, and applies to Incentive-Based Compensation that is granted, earned, or vested by Covered Executives on or after October 2, 2023 (the “Effective Date”).
11.Definitions
For purposes of this Policy:
(a)“Covered Executive” means current and former executive officers who are, or were at any time, during an applicable Covered Period, executive officers as defined in Rule 10D-1(d) of the Exchange Act. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment (including after serving in an interim capacity), do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy.
(b)“Covered Period” means the three (3) completed fiscal years immediately preceding the Restatement Date. The Covered Period also includes any transition period that results from a change in the Company’s fiscal year of less than nine (9) months within or immediately following such three (3) completed fiscal years.
(c)A “financial reporting measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, but not limited to, stock price and total shareholder return. For the avoidance of doubt, (i) financial reporting measures include non-GAAP financial measures for purposes of Regulation G of the Exchange Act, as well other measures, metrics and ratios that are not non-GAAP measures, and (ii) financial reporting measures may or may not be included in a filing with the SEC, and may be presented outside the financial statements.
(d)“GAAP” means U.S. Generally Accepted Accounting Principles.

(e)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested on or after the Effective Date based wholly or in part upon the attainment of a financial reporting measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. For the avoidance of doubt, examples of compensation that is not Incentive-Based Compensation include, but are not limited to: (i) salary (except to the extent that a Covered Executive receives a salary increase earned wholly or in part based on the attainment of a financial reporting measure performance goal, such a salary increase is Incentive-Based Compensation), (ii) bonuses paid solely at the discretion of the Board or the Compensation Committee of the Board that are not paid from a “bonus pool” that is determined by satisfying a financial reporting measure performance goal, (iii) bonuses awarded based solely on completion of a specified period of service, (iv) bonuses awarded based solely on subjective standards, strategic measures, or operational measures, or (v) equity awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified service period and/or attaining one or more nonfinancial reporting measures.
(f)Incentive-Based Compensation will be deemed to have been “received” during the fiscal period during which the financial reporting measure specified in the compensation award is attained, even if the grant or payment of such Incentive-Based Compensation occurs after the end of such fiscal period.
(g)“Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the correction of the error was recognized in the current period or left uncorrected in the current period (often referred to as a “little r” restatement).
(h)“Restatement Date” means earlier of: (i) the date the Board, a Board committee (e.g., the Audit Committee of the Board), or officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that a Restatement is required, or (ii) the date a court, regulator, or other legally authorized body directs the Company to undertake a Restatement. For purposes of clause (ii), the date of the initial court order or other regulatory agency action would be the measurement date for the Covered Period, but the application of this Policy would occur only after such order is final and non-appealable.

EXHIBIT A
ACKNOWLEDGMENT OF AND AGREEMENT TO THE
INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY
THIS ACKNOWLEDGEMENT OF AND AGREEMENT TO THE INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY is entered into between Performant Financial Corporation, a Delaware corporation (the “Company”), and the undersigned (the “Executive”) as of the date of the Executive’s signature below. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Company’s Incentive-Based Compensation Recoupment Policy (the “Policy”).
The Executive acknowledges and agrees that the Company has provided the Executive with a copy of the Policy, attached hereto as Annex A, and that the Executive has had the opportunity to review the Policy. The Executive further acknowledges and agrees that the Executive accepts the provisions of the Policy and will abide by all of the terms of the Policy both during and after the Executive’s employment with the Company, including, without limitation, by forfeiting, promptly repaying to the Company and/or offsetting, on a pre-tax basis, any Recoverable Incentive-Based Compensation, and hereby agrees to waive the assertion or application of any rights under federal, state, local or foreign law or in contract or equity that would otherwise conflict with or narrow the Company’s authority to interpret, apply and enforce the Policy to its fullest extent, including but not limited to, the Company’s authority to withhold or divert the Executive’s wages pursuant to the Policy.
The Executive further acknowledges and agrees that all Incentive-Based Compensation granted, earned or vested on or after October 2, 2023 (the “Effective Date”) will be subject to the provisions of the Policy, and that agreement to the Policy is a condition to the receipt and retention of such compensation. The Executive acknowledges and agrees that the Executive’s acceptance of the Policy is in consideration of Incentive-Based Compensation that is granted, earned or vested on or after the later of the Effective Date or the date of the Executive’s signature below.
[Signature Page Follows]

AGREED AND ACKNOWLEDGED:
EXECUTIVE

Signature

Name

Date

[Signature Page to Acknowledgment of And Agreement to the
Performant Financial Corporation Incentive-Based Compensation Recoupment Policy]

ANNEX A
PERFORMANT FINANCIAL CORPORATION
INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY
[See attached]